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Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST	A. Emmet Stephenson, Jr.
Wednesday, November 5, 2003	Chairman
(303) 399-2400

StarTek's Net Income Up 31% in Third Quarter

Quarterly Dividend is Increased to $.37 Per Share

        DENVER—StarTek, Inc. (NYSE:SRT) reports that fully diluted earnings per share increased 29% to $0.40 for the third quarter ended September 30, 2003, from $0.31 last year. Net income increased 31% to $5.9 million from $4.5 million, and revenue grew 15% to $60.0 million this quarter compared to $52.1 million for the same quarter in 2002.

        For the nine months ended September 30, 2003, net income was up 14% to $14.2 million, or $0.98 earnings per fully diluted share, compared to $12.5 million, or $0.87 earnings per fully diluted share in the same period last year. For the first nine months of 2003, revenue increased 17% to $165.1 million compared to $141.4 million for the same period last year.

        The StarTek Board of Directors is pleased to declare an increase in its quarterly cash dividend to $0.37 per share, payable November 25, 2003, to StarTek holders of record on November 14, 2003. The previous quarter's dividend was $0.36 and was the company's first quarter of cash dividend payments.

        Chairman A. Emmet Stephenson, Jr. said, "StarTek's business grew significantly during the September quarter as previously opened facilities ramped up on time and within budget. Our new associates in Decatur and Regina have completed an excellent start up for our clients in those two new locations for which we are most appreciative. We are currently opening two more facilities that will ultimately employ nearly 1,000 additional new employees when fully staffed in 2004. Currently, we expect next year to offer opportunity for growth in our technical support and business process management services platforms, and we will be fully prepared to capture that additional growth. After considering our capital needs to finance our growing business, the Board has decided to increase our quarterly dividend to share the cash flow from operations with our stockholders.

        "StarTek is also pleased to announce the promotion of Gene McKenzie to Executive Vice President and Chief Financial Officer. Gene has been serving as the Controller for the past year and a half, and his experience provides excellent qualification for his new position. Before joining StarTek, Gene served as Director of Finance and Information Technology for a $700 million division of International Paper Company and ran his own business, Analytical Solutions, Inc., for 3 years. Previously, he worked 6 years for Atlantic Richfield and 10 years in auditing with Ernst and Young in Dallas and New York City. Mr. McKenzie has a BBA degree in accounting from Abilene Christian University and an MBA from the University of Denver.

        "David Rosenthal is assuming the position of Adviser to the Chairman and will be assisting in an orderly transition of the CFO responsibilities over the next several months. All of us appreciate the contribution David has made at our company over the last two and a quarter years."

Company Profile

        StarTek, Inc. is a leading global provider of business process outsourcing services and owns proprietary Internet businesses arising from a world-class portfolio of branded domain names. Our integrated outsourcing services include business process management, high-end inbound technical support and customer care, E-commerce support and fulfillment, Internet support, and a comprehensive offering of supply chain management services. StarTek has nineteen facilities, including six in Colorado, five in Canada, and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, and Wyoming. International services are performed from two facilities in the United Kingdom. The Company's clients are in the software, telecommunications, consumer products, cable, Internet, E-commerce, and technology industries. We are also targeting financial services and health care companies. Please visit our web sites at www.startek.com and www.startekeurope.com.

Forward Looking Statements

        The matters regarding the future discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by such forward-looking statements. These include, but are not limited to, general economic conditions in the Company's markets, the loss of its principal clients, the loss or delayed implementation of a large project which could cause quarterly variation in StarTek's revenue and earnings, expectations regarding continued growth, dependence on key personnel and our labor force, dependence on key industries and the trend toward outsourcing, risks associated with StarTek's contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, risks from offshore competition, highly competitive domestic and international markets, and risks related to fluctuating values in the Company's portfolio of investment securities. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results and all other disclosures appearing in the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2002	September 30, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,143	$13,944
Investments	44,022	48,691
Trade accounts receivable, less allowance for doubtful accounts of $816 and $816, respectively	37,232	32,719
Inventories	1,463	2,171
Income tax receivable	335	—
Deferred tax assets	4,300	3,781
Prepaid expenses and other assets	958	809

Total current assets	101,453	102,115
Property, plant and equipment, net	38,797	48,207
Long-term deferred tax assets	110	1,382
Other assets	61	185

Total assets	$140,421	$151,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,156	$8,129
Accrued liabilities	7,235	9,886
Income taxes payable	—	304
Current portion of long-term debt	2,221	2,158
Other	462	334

Total current liabilities	21,074	20,811
Long-term debt, less current portion	4,261	2,691
Other	492	929
Stockholders' equity:
Common stock	142	143
Additional paid-in capital	50,060	52,019
Cumulative translation adjustment	(123)	112
Unrealized gain (loss) on investments available for sale	(738)	829
Retained earnings	65,253	74,355

Total stockholders' equity	114,594	127,458

Total liabilities and stockholders' equity	$140,421	$151,889

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenues	$52,095	$60,002	$141,406	$165,058
Cost of services	39,016	44,448	106,030	124,549

Gross profit	13,079	15,554	35,376	40,509
Selling, general and Administrative expenses	5,834	7,146	16,133	20,699

Operating profit	7,245	8,408	19,243	19,810
Net interest income and other	47	986	1,013	2,850

Income before income taxes	7,292	9,394	20,256	22,660
Income tax expense	2,786	3,494	7,754	8,429

Net income(A)	$4,506	$5,900	$12,502	$14,231

Weighted average shares of common stock(B)	14,168,463	14,248,378	14,124,884	14,220,574
Dilutive effect of stock options	227,991	432,674	237,192	338,656

Common stock and common stock equivalents(C)	14,396,454	14,681,052	14,362,076	14,559,230

Earnings per share:
Basic(A/B)	$0.32	$0.41	$0.89	$1.00
Diluted(A/C)	$0.31	$0.40	$0.87	$0.98

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2002	2003
Operating Activities
Net income	$12,502	$14,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,882	7,478
Deferred income taxes	3,072	(1,815)
Net (gain) loss on sale of assets	2	(28)
Changes in operating assets and liabilities:
Sales of trading securities, net	1,856	1,956
Trade accounts receivable, net	(739)	4,513
Inventories	536	(708)
Prepaid expenses and other assets	403	25
Accounts payable	(3,655)	(3,027)
Income taxes payable	(2,171)	1,105
Accrued and other liabilities	1,595	2,960

Net cash provided by operating activities	20,283	26,690
Investing Activities
Purchases of investments available for sale	(31,785)	(38,792)
Proceeds from disposition of investments available for sale	18,803	34,657
Purchases of property, plant and equipment	(3,495)	(15,328)
Proceeds from disposition of property plant and equipment	38	129

Net cash used in investing activities	(16,439)	(19,334)
Financing Activities
Stock options exercised	1,531	1,494
Principal payments on borrowings, net	(4,295)	(2,428)
Dividends on common stock	—	(5,128)

Net cash used in financing activities	(2,764)	(6,062)
Effect of exchange rate changes on cash	320	(493)

Net decrease in cash and cash equivalents	1,400	801
Cash and cash equivalents at beginning of period	14,282	13,143

Cash and cash equivalents at end of period	$15,682	$13,944

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StarTek's Net Income Up 31% in Third Quarter
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (dollars in thousands)